Exhibit 23(b)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Proffitt's, Inc. on Form S-4 of our report dated March 3, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Younkers, Inc. for the year ended January 28, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Des Moines, Iowa
December 29, 1995